Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Nuvation Bio Inc.:

We consent to the use of our report dated February 28, 2022, with respect to the consolidated financial statements of Nuvation Bio Inc. and subsidiaries and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey
March 1, 2022